Exhibit 99.3

Workday, Inc.
Unaudited Pro Forma Condensed Combined Financial Information
On August 1, 2018, Workday, Inc. (the terms “Workday,” “we,” “us,” and “our” mean Workday, Inc. and its subsidiaries unless the context indicates otherwise) completed its previously announced acquisition of Adaptive Insights, Inc. (“Adaptive Insights”) pursuant to the terms of an Agreement and Plan of Merger dated June 11, 2018, as amended on July 31, 2018 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, we acquired all of the outstanding capital stock of Adaptive Insights (the “Merger”) for approximately $1,490.9 million in consideration, consisting of cash payments to holders of Adaptive Insights’ common and preferred stock, vested stock options, and warrants; the issuance of replacement awards in exchange for Adaptive Insights’ partially vested stock options and partially vested restricted stock units (“RSUs”); and payment of Adaptive Insights’ outstanding debt and transaction costs. The following unaudited pro forma condensed combined financial information presents the historical consolidated financial statements of Workday and Adaptive Insights after giving effect to the Merger based on the assumptions, reclassifications, and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined balance sheet as of April 30, 2018 is presented as if the Merger had occurred on April 30, 2018. The unaudited pro forma condensed combined statements of operations for the three months ended April 30, 2018 and the fiscal year ended January 31, 2018 are presented as if the Merger had occurred on February 1, 2017, the first day of our fiscal year 2018.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the Merger have been prepared in accordance with business combination accounting guidance as provided in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and reflect the preliminary allocation of the purchase price to the acquired assets and assumed liabilities based on preliminary estimates of fair values, using available information and the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. These preliminary values may change in future reporting periods upon finalization of the valuation, which will occur no later than the second quarter of our fiscal year ended January 31, 2020.
The unaudited pro forma condensed combined financial information included herein was derived from Workday’s historical consolidated financial statements and those of Adaptive Insights, which were both prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Additionally, we have reclassified certain line items within Adaptive Insights’ historical consolidated financial statements to conform to the presentation of our historical consolidated financial statements. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial information should be read in conjunction with (i) our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018, (ii) our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended April 30, 2018, and (iii) Adaptive Insights’ audited consolidated financial statements for the fiscal year ended January 31, 2018 and Adaptive Insights’ unaudited condensed consolidated financial statements for the three months ended April 30, 2018, which are both included in this Form 8-K/A.
The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the Merger been completed as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the Merger may differ significantly from those that are reflected in the unaudited pro forma condensed combined financial information due to many factors, including the effects of applying final purchase accounting and the incremental costs incurred to integrate the two companies. The unaudited pro forma condensed combined financial information does not reflect any cost savings, or associated costs to achieve such savings, from operating efficiencies, synergies, or other restructuring that may result from the Merger.

Workday, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
April 30, 2018
(in thousands)

	Historical
	Workday, Inc.	Adaptive Insights, Inc.	Pro Forma		Pro Forma
	(As reported)	(As adjusted)	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$1,036,045	$43,495	$(613,707)	(a), (b), (c), (d)	$465,833
Marketable securities	2,329,623	—	(914,938)	(b)	1,414,685
Trade and other receivables, net	354,209	19,766	—		373,975
Deferred costs	63,567	—	—		63,567
Prepaid expenses and other current assets	97,365	6,003	—		103,368
Total current assets	3,880,809	69,264	(1,528,645)		2,421,428
Property and equipment, net	611,293	8,347	(6,101)	(e), (f)	613,539
Deferred costs, noncurrent	136,248	—	—		136,248
Acquisition-related intangible assets, net	29,146	—	316,000	(g)	345,146
Goodwill	159,398	1,241	1,193,163	(h)	1,353,802
Other assets	110,938	3,317	(3,081)	(i)	111,174
Total assets	$4,927,832	$82,169	$(28,664)		$4,981,337
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,249	$3,112	$—		$33,361
Accrued expenses and other current liabilities	112,977	11,982	(408)	(j), (k)	124,551
Accrued compensation	163,383	8,973	2,086	(l), (m)	174,442
Unearned revenue	1,319,794	75,008	(25,456)	(n)	1,369,346
Current portion of convertible senior notes, net	570,251	—	—		570,251
Current portion of long-term debt	—	737	(737)	(k)	—
Total current liabilities	2,196,654	99,812	(24,515)		2,271,951
Convertible senior notes, net	939,242	—	—		939,242
Long-term debt	—	49,325	(49,325)	(k)	—
Unearned revenue, noncurrent	95,270	21,511	(7,593)	(n)	109,188
Other liabilities	39,366	1,938	(681)	(j), (l), (o), (p)	40,623
Total liabilities	3,270,532	172,586	(82,114)		3,361,004
Redeemable convertible preferred stock	—	179,245	(179,245)	(q)	—
Stockholders’ equity:
Common stock	215	26	(26)	(r)	215
Additional paid-in capital	3,489,690	29,354	(23,930)	(r), (s)	3,495,114
Accumulated other comprehensive income (loss)	(30,766)	—	—		(30,766)
Accumulated deficit	(1,801,839)	(299,042)	256,651	(c), (d), (p), (r)	(1,844,230)
Total stockholders’ equity	1,657,300	(269,662)	232,695		1,620,333
Total liabilities and stockholders’ equity	$4,927,832	$82,169	$(28,664)		$4,981,337
See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Workday, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations
Three Months Ended April 30, 2018
(in thousands, except per share data)

	Historical
	Workday, Inc.	Adaptive Insights, Inc.	Pro Forma		Pro Forma
	(As reported)	(As adjusted)	Adjustments		Combined
Revenues:
Subscription services	$522,149	$28,290	$(2,094)	(a)	$548,345
Professional services	96,494	3,761	—		100,255
Total revenues	618,643	32,051	(2,094)		648,600
Costs and expenses:
Costs of subscription services	80,245	4,044	6,608	(b), (c), (d)	90,897
Costs of professional services	97,726	4,140	518	(b)	102,384
Product development	263,584	6,876	5,776	(b)	276,236
Sales and marketing	192,771	19,746	8,607	(b), (d), (e)	221,124
General and administrative	55,581	6,123	821	(b)	62,525
Total costs and expenses	689,907	40,929	22,330		753,166
Operating loss	(71,264)	(8,878)	(24,424)		(104,566)
Other income (expense), net	(3,848)	(2,092)	1,589	(f), (g)	(4,351)
Loss before provision for (benefit from) income taxes	(75,112)	(10,970)	(22,835)		(108,917)
Provision for (benefit from) income taxes	(702)	76	50	(h)	(576)
Net loss	$(74,410)	$(11,046)	$(22,885)		$(108,341)
Net loss per share, basic and diluted	$(0.35)				$(0.51)	(i)
Weighted-average shares used to compute net loss per share, basic and diluted	213,055				213,299	(i)

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Workday, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended January 31, 2018
(in thousands, except per share data)

	Historical
	Workday, Inc.	Adaptive Insights, Inc.	Pro Forma		Pro Forma
	(As reported)	(As adjusted)	Adjustments		Combined
Revenues:
Subscription services	$1,787,833	$93,888	$(20,641)	(a)	$1,861,080
Professional services	355,217	12,620	—		367,837
Total revenues	2,143,050	106,508	(20,641)		2,228,917
Costs and expenses:
Costs of subscription services	273,461	14,097	26,103	(b), (c), (d)	313,661
Costs of professional services	355,952	13,798	2,369	(b)	372,119
Product development	910,584	24,339	23,075	(b)	957,998
Sales and marketing	683,367	77,903	23,271	(b), (d), (e)	784,541
General and administrative	222,909	16,993	7,480	(b)	247,382
Total costs and expenses	2,446,273	147,130	82,298		2,675,701
Operating loss	(303,223)	(40,622)	(102,939)		(446,784)
Other income (expense), net	(11,563)	(1,797)	2,925	(f), (g)	(10,435)
Loss before provision for (benefit from) income taxes	(314,786)	(42,419)	(100,014)		(457,219)
Provision for (benefit from) income taxes	6,436	254	383	(h)	7,073
Net loss	$(321,222)	$(42,673)	$(100,397)		$(464,292)
Net loss per share, basic and diluted	$(1.55)				$(2.23)	(i)
Weighted-average shares used to compute net loss per share, basic and diluted	207,774				207,818	(i)

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Workday, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Pro Forma Presentation
The historical consolidated financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments are preliminary and based on estimates of the fair values and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed.
The unaudited pro forma condensed combined financial information included herein was derived from Workday’s and Adaptive Insights’ historical consolidated financial statements, which were both prepared in accordance with U.S. GAAP. In order to conform the Adaptive Insights historical consolidated financial statements to our financial statement presentation, we have reclassified certain line items within the Adaptive Insights historical consolidated financial statements. Reclassifications mainly relate to conforming the names of the financial statement line items from Adaptive Insights’ to Workday’s presentation.
The unaudited pro forma condensed combined financial information has been prepared using Workday’s significant accounting policies as set forth in our audited consolidated financial statements for the fiscal year ended January 31, 2018. Based on the procedures performed to date, the accounting policies of Adaptive Insights are similar in most material respects to Workday’s accounting policies. The unaudited pro forma condensed combined statements of operations have been updated to reflect Adaptive Insights’ adoption of FASB ASC Topic 606, Revenue from Contracts with Customers and Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers, as of February 1, 2017, the same date as our adoption of these standards. The adoption did not have a material impact on revenue recognition but did have an impact on the capitalization and amortization of sales commissions, which were previously expensed as incurred.
As more information becomes available, we will complete a more detailed review of Adaptive Insights’ accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.
2. Preliminary Purchase Consideration and Purchase Price Allocation
The preliminary purchase consideration paid in exchange for all of the outstanding equity interests of Adaptive Insights was approximately $1,490.9 million (the “Merger Consideration”), consisting of cash payments to holders of Adaptive Insights’ common and preferred stock, vested stock options, and warrants; the issuance of replacement awards in exchange for Adaptive Insights’ partially vested stock options and partially vested RSUs; and payment of Adaptive Insights’ outstanding debt and transaction costs.
The preliminary purchase consideration of $1,490.9 million is as follows (in thousands):

Preliminary Purchase Consideration
Cash paid to common and preferred stockholders, warrant holders, and vested option holders	$1,408,422
Debt repaid by Workday on behalf of Adaptive Insights	53,696
Transaction costs paid by Workday on behalf of Adaptive Insights	23,375
Fair value of assumed Adaptive Insights awards attributable to pre-combination services	5,424
Total preliminary purchase consideration	$1,490,917

The preliminary purchase price allocation is as follows (in thousands):

Assets acquired:
Cash and cash equivalents	$43,495
Trade and other receivables, net	19,766
Prepaid expenses and other current assets and other assets	6,239
Property and equipment, net	2,246
Acquisition-related intangible assets, net	316,000
Total assets acquired	$387,746

Liabilities assumed:
Accounts payable	$3,112
Accrued expenses and other current liabilities	11,574
Accrued compensation	11,059
Unearned revenue	63,470
Other liabilities	2,018
Total liabilities assumed	91,233
Net assets acquired, excluding goodwill (a)	296,513
Total preliminary purchase consideration (b)	1,490,917
Estimated goodwill (b-a)	$1,194,404
The Merger was accounted for as a business combination. We used the cost approach to estimate the fair value of property and equipment. As part of the preliminary purchase price allocation, we determined that Adaptive Insights’ separately identifiable intangible assets consisted of the trade name, developed technology, customer relationships, and backlog. We used a combination of income and market approaches to estimate the fair value of intangible assets; specifically, we utilized the multi-period excess earnings method, relief-from-royalty method, and discounted cash flow method.
The valuation models were based on estimates of future operating projections of Adaptive Insights and rights to sell new products containing the acquired technology as well as judgments on the discount rates used and other variables. We developed forecasts based on a number of factors including future revenue and operating cost projections, a discount rate that is representative of the weighted-average cost of capital, and long-term sustainable growth rates based on a market analysis. We depreciated the acquired property and equipment and amortized the acquired intangible assets over their estimated useful lives.
The allocation of purchase consideration is preliminary and is therefore subject to potential future adjustments during the measurement period. The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain tangible and intangible assets acquired and liabilities assumed, taxes, and residual goodwill. The preliminary estimated fair values (in thousands) and useful lives (in years) are as follows:

	Estimated Fair Values	Estimated Useful Lives
Trade name	$12,000	1.5
Developed technology	105,000	5.0
Customer relationships	188,000	9.0 - 10.0
Backlog	11,000	2.0
Total acquisition-related intangible assets	$316,000
We used the cost build-up approach to estimate the fair value of unearned revenue by estimating the costs related to fulfilling the obligation plus an additional markup for an assumed operating margin to reflect the profit a third party would expect to realize on the costs incurred.
The goodwill of $1,194.4 million arising from the Merger is mainly due to the value of the acquired workforce, the opportunity to expand our customer base, and the ability to add breadth and depth to our core finance product by accelerating our financial planning roadmap. Goodwill is not expected to be deductible for income tax purposes.

3. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

a)	Reflects cash paid for the Merger of $1,485.5 million.

b)	Reflects the sale of $914.9 million of marketable securities to fund the Merger Consideration.

c)	Reflects the vesting acceleration of certain options that were not included as part of the purchase consideration and were settled as part of the Merger with a cash payment of $18.4 million.

d)	Reflects the payment of $24.8 million of estimated transaction costs incurred by Workday.

e)	Reflects the elimination of $5.7 million of capitalized software development costs as these costs have no future benefit. Therefore, the fair value is deemed to be zero.

f)
Reflects the write down of $0.4 million to state depreciable property and equipment at fair value based on the valuation methodologies applied. The impact to depreciation expense as a result of the change in fair value is not material and therefore no adjustment was made to the unaudited pro forma condensed combined statements of operations for the three months ended April 30, 2018 or the fiscal year ended January 31, 2018.

g)	Reflects the estimated fair value of Adaptive Insights’ identified intangible assets of $316.0 million. Refer to Note 2 for the intangible assets recognized and the associated useful lives.

h)	The pro forma adjustment to goodwill includes the following (in thousands):

Elimination of Adaptive Insights’ historical goodwill	$(1,241)
Estimated goodwill as a result of the preliminary purchase price allocation	1,194,404
Total pro forma adjustment to goodwill	$1,193,163

i)	Reflects the write-off of capitalized initial public offering costs of $3.1 million that have no future benefit.

j)
Reflects the write-off of deferred rent that no longer represents a future obligation to Workday, of which $0.1 million was classified as short-term within Accrued expenses and other current liabilities and $0.3 million was classified as long-term within Other liabilities.

k)
Reflects debt repaid on behalf of Adaptive Insights that includes settlement of the outstanding debt balance of $50.3 million, of which $0.7 million is classified as the Current portion of long-term debt and $0.3 million of accrued interest is classified within Accrued expenses and other current liabilities.

l)
Reflects the reduction of accrued benefits to represent the amount expected to be assumed by Workday, of which $0.3 million was classified as short-term within Accrued compensation and $1.1 million was classified as long-term within Other liabilities.

m)	Reflects the adjustment to record employer payroll taxes payable of $2.4 million related to the purchase consideration paid to vested option holders.

n)	Reflects the reduction of Unearned revenue of $25.5 million and Unearned revenue, noncurrent of $7.6 million to represent the fair value of the obligations assumed by Workday.

o)	Reflects a net deferred tax liability of $1.5 million primarily related to the fair value of acquired intangible assets and unearned revenue.

p)	Reflects a reduction to Other liabilities related to a release in Workday’s valuation allowance of $0.8 million.

q)	Reflects the elimination of Adaptive Insights’ redeemable convertible preferred stock, which was settled in the Merger.

r)	Reflects the elimination of Adaptive Insights’ historical equity.

s)
Reflects the fair value of the replacement awards issued by Workday attributable to pre-combination services and included in the purchase consideration of $5.4 million. Additionally, we expect to incur $22.5 million of incremental expense for non-recurring compensation relating to various severance and transition arrangements entered into in connection with the Merger that are not reflected in the unaudited pro forma condensed combined financial statements. The payment of these arrangements is contingent on the employees providing service over the transition periods, which is expected to be completed within twelve months, and therefore does not have a continuing impact on the financial statements.

4. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

a)
Reflects a reduction in revenue of $2.1 million and $20.6 million related to the estimated fair value of the acquired unearned revenue during the three months ended April 30, 2018 and the fiscal year ended January 31, 2018, respectively.

b)
Reflects the net impact to stock-based compensation expense expected to be incurred by Workday based on the preliminary estimated fair values and vesting periods of awards assumed and new awards granted as a result of the Merger:

	Three months ended April 30, 2018
	Cost of subscription services	Cost of professional services	Product development	Sales and marketing	General and administrative

	(in thousands)
Reversal of Adaptive Insights’ historical stock-based compensation expense	$(46)	$(63)	$(257)	$(350)	$(553)
Post-combination stock-based compensation expense	399	581	6,033	4,419	1,374
Net stock-based compensation expense adjustment	$353	$518	$5,776	$4,069	$821

	Year ended January 31, 2018
	Cost of subscription services	Cost of professional services	Product development	Sales and marketing	General and administrative

	(in thousands)
Reversal of Adaptive Insights’ historical stock-based compensation expense	$(129)	$(145)	$(766)	$(1,138)	$(2,000)
Post-combination stock-based compensation expense	1,666	2,514	23,841	18,403	9,480
Net stock-based compensation expense adjustment	$1,537	$2,369	$23,075	$17,265	$7,480

c)
Reflects a reduction of $0.4 million and $1.6 million to expense for the three months ended April 30, 2018 and the fiscal year ended January 31, 2018, respectively, related to the reversal of Adaptive Insights’ historical amortization expense for software development costs capitalized prior to the acquisition.

d)
Reflects the net impact as a result of the elimination of historical amortization expense related to Adaptive Insights’ existing intangible assets and the recognition of amortization expense related to the acquired intangible assets based on the preliminary estimated fair values and useful lives expected to be recorded as a result of the Merger. For preliminary estimated intangible asset values and the associated useful lives, see Note 2.

	Three months ended April 30, 2018		Year ended January 31, 2018
	Cost of subscription services	Sales and marketing	Cost of subscription services	Sales and marketing

	(in thousands)
Reversal of Adaptive Insights’ historical intangible assets amortization expense	$—	$—	$(357)	$—
Amortization of acquired identifiable intangible assets	6,625	6,833	26,500	27,333
Net intangible asset amortization expense adjustment	$6,625	$6,833	$26,143	$27,333

e)
Reflects a reduction of $2.3 million and $21.3 million to expense for the three months ended April 30, 2018 and the fiscal year ended January 31, 2018, respectively, related to the impact of capitalizing sales commissions in accordance with Workday’s revenue recognition policy under Topic 606. Adaptive Insights historically expensed sales commissions as incurred. Other impacts of reflecting Adaptive Insights’ historical results under Topic 606 were not material (see Note 1).

f)
Reflects adjustments to remove $0.3 million and $0.7 million recorded for changes in fair value of Adaptive Insights’ warrant liability during the three months ended April 30, 2018 and the fiscal year ended January 31, 2018, respectively, which was settled in connection with the Merger.

g)
Reflects the elimination of $1.3 million and $2.3 million of historical interest expense during the three months ended April 30, 2018 and the fiscal year ended January 31, 2018, respectively, associated with Adaptive Insights’ debt repaid by Workday in connection with the Merger.

h)
Reflects a tax expense resulting from a decrease in commission expense partially offset by a tax benefit from a reduction in revenue, which are both related to our foreign operations. The net tax expense was calculated using the statutory tax rate for each country where we do not have a valuation allowance. The other pro forma pre-tax adjustments resulted in no pro forma provision for (benefit from) income taxes being recorded in the unaudited pro forma condensed combined statements of operations during the three months ended April 30, 2018 and the fiscal year ended January 31, 2018. This was primarily due to an effective tax rate of zero being applied when estimating the tax impact of pro forma adjustments for jurisdictions where we concluded it was appropriate to maintain a full valuation allowance. The estimated income tax effect associated with the acquisition was the tax benefit from the partial release of Workday’s valuation allowance. As it was a material nonrecurring credit that resulted directly from the acquisition, this was not reported as an income tax adjustment on the unaudited pro forma condensed combined statements of operations.

i)
Basic and diluted net loss per share has been calculated by dividing the net loss for the period by the weighted-average common shares outstanding. The adjustment for shares used in computing net loss per share gives effect to the number of awards assumed and new awards granted as part of the Merger that we expect to vest during the periods presented. The following table shows the calculation of basic and diluted net loss per share (in thousands, except per share data):

	Three months ended April 30, 2018
	Workday, Inc.	Adaptive Insights, Inc.	Total	Pro Forma
	(As reported)	(As adjusted)	Adjustments	Combined
Net loss	$(74,410)	$(11,046)	$(22,885)	$(108,341)
Net loss per share, basic and diluted	$(0.35)			$(0.51)
Weighted-average shares used to compute net loss per share, basic and diluted	213,055		244	213,299

	Year ended January 31, 2018
	Workday, Inc.	Adaptive Insights, Inc.	Total	Pro Forma
	(As reported)	(As adjusted)	Adjustments	Combined
Net loss	$(321,222)	$(42,673)	$(100,397)	$(464,292)
Net loss per share, basic and diluted	$(1.55)			$(2.23)
Weighted-average shares used to compute net loss per share, basic and diluted	207,774		44	207,818